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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 30, 1999

                                  AZURIX CORP.

             (Exact name of registrant as specified in its charter)

      Delaware                       001-15065                76-0589114

(State or other jurisdiction        (Commission            (I.R.S. Employer
     of incorporation)              File Number)        Identification Number)

 333 Clay Street, Suite 1000
      Houston, Texas                                           77002
(Address of principal executive offices)                     (Zip Code)

                                 (713) 646-6001
              (Registrant's telephone number, including area code)



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                 ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On May 18, 1999, Azurix Corp. (the "Registrant" and, with its subsidiaries, "Azurix") was notified that it was the prevailing bidders in a tender for a concession to operate the water and wastewater systems in two regions of the Province of Buenos Aires, Argentina, previously operated by Administracion General de Obras Sanitarias Buenos Aires. On June 30, 1999, Azurix, through Azurix Buenos Aires S.A., an indirect, wholly owned subsidiary of the Registrant, entered into a concession contract with the provincial government covering the two regions and paid the government $438.6 million. On July 1, 1999, Azurix assumed operation of the water and wastewater systems.

          A 10% interest in Azurix Buenos Aires is required to be transferred to the employees of Administracion General de Obras Sanitarias Buenos Aires who became employees of the concession company under the concession contract. A 1.2% interest will be sold for approximately $5 million to a company formed by a group of Argentine electric cooperatives. The electric cooperatives have an option to increase their interest to up to 10% within 30 days following the assumption of the concession.

         The Province of Buenos Aires surrounds the Argentine capital city. It is the country's largest province, with a total population of approximately 13.5 million. The two regions included in the concession have a total population of approximately two million and approximately 450,000 water or wastewater customers. They include the provincial capital of La Plata and the large industrial city of Bahia Blanca. The concession lasts for 30 years and requires the concessionaire to complete a specified investment plan to improve water quality, expand customer metering and water and wastewater connections and reduce water losses.

         In connection with the funding of this acquisition, the Registrant made an equity investment in Azurix Buenos Aires of $45.0 million, and Azurix Buenos Aires borrowed $394 million under a new credit agreement dated as of June 24, 1999, among Azurix Buenos Aires, Westdeutsche Landesbank Girozentrale, a German bank, as agent, and a group of non-US lenders. This loan is secured by cash and other short-term liquid investments in the aggregate amount of $395.7 million, which the Registrant deposited into a cash collateral account and pledged as security for its subsidiary's loan. The Registrant is not obligated to pledge any additional collateral to secure the loan. The Registrant used proceeds from its initial public offering of $230.6 million, together with $208.0 million in funds drawn under the existing senior credit facility of its indirect, wholly owned subsidiary Azurix Europe Ltd, together with interest on those funds and other funds of Azurix, to fund its equity investment in Azurix Buenos Aires and its deposit into the cash collateral account. On a consolidated basis, the funding of the acquisition resulted in an increase in the short-term debt of the Registrant and its consolidated subsidiaries of $602 million (representing $394 million drawn by Azurix Buenos Aires under the credit agreement and $208 million drawn by Azurix Europe under the senior credit facility) and a corresponding increase in the current assets of the Registrant and its consolidated




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subsidiaries of $395.7 million (representing the amount deposited by the
Registrant into the cash collateral account).

         The loan to Azurix Buenos Aires matures on June 22, 2000, or at an earlier time prior to such date if the direct or indirect ownership of Enron Corp. of the outstanding voting stock of Azurix falls below 25%, and Azurix Buenos Aires does not arrange for the assignment of the lenders' rights and obligations under the credit agreement to a new group of lenders. Amounts outstanding under this credit agreement currently bear interest at 5.36%.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of the Acquired Business. The provision of financial statements is not required.

(b) Pro Forma Financial Information. The provision of financial statements is not required.

(c)  Exhibits.

     (2) Concession Contract dated June 30, 1999, between the Executive Authorities of the Province of Buenos Aires and Azurix Buenos Aires S.A.

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     *To be filed by amendment.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              AZURIX CORP.

Date:    July 7, 1999                         By: /s/  RODNEY L. GRAY
                                                       Vice Chairman and Chief
                                                       Financial Officer